As filed with the Securities and Exchange Commission on July 18, 2025

Registration No. 333-211266

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-211266

UNDER

THE SECURITIES ACT OF 1933

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-3632015
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45 Sidney Street Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Michael J. Tolpa

Treasurer

Blueprint Medicines Corporation

251 Little Falls Drive

Wilmington, Delaware 19808

(302) 636-5401

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.

Sachin Kohli, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Blueprint Medicines Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•

Registration No.  333-211266, filed with the Commission on May 10, 2016, as amended by that certain Pre-Effective Amendment No. 1 filed with the Commission on July 22, 2016, registering $250,000,000 of an indeterminate number of (i) shares of common stock of the Company, par value $0.001 per share (“Common Stock”), (ii) shares of preferred stock of the Company, par value $0.001 per share (“Preferred Stock”), (iii) debt securities, (iv) depositary shares, (v) purchase contracts, (vi) purchase units and (vii) warrants.

Pursuant to the Agreement and Plan of Merger, dated as of June 2, 2025 (the “Merger Agreement”), by and among the Company, SANOFI, a French société anonyme (“Sanofi”), Aventis Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Aventis”), and Rothko Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Aventis (“Purchaser”), Purchaser merged with and into the Company with the Company surviving the merger as an indirect wholly owned subsidiary of Sanofi. The merger became effective on July 17, 2025, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on July 18, 2025.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Michael Tolpa
Name:	Michael Tolpa
Title:	Treasurer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.